Exhibit 10.2

AGREEMENT

This AGREEMENT (the “Agreement”) is made and entered into as of October 21, 2013, by and between Global Eagle Entertainment Inc., a Delaware corporation (the “Company”), and PAR Investment Partners, L.P., a Delaware limited partnership (together with its affiliates, the “Holder”).

RECITALS

WHEREAS, the Holder beneficially owns 19,118,233 shares (the “Shares”) of the Company’s non-voting common stock, par value $0.0001 per share (the “Non-Voting Common Stock”) and may in the future acquire additional shares of Non-Voting Common Stock;

WHEREAS, pursuant to Article IV, Section 4.4(i) of the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate”), any outstanding share of Non-Voting Common Stock shall, without the payment of any additional consideration or any other action on the part of the Company or the holder thereof, convert into one fully paid and non-assessable share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) immediately upon the delivery of written notice by the holder of such share of such holder’s election to convert such share of Non-Voting Common Stock into a share of Common Stock (the “Conversion Notice”) to the office of the transfer agent of the Company (the “Transfer Agent”) during normal business hours at any time on or after October 31, 2013; and

WHEREAS, both the Company and the Holder are interested in prolonging the period in which the Non-Voting Common Stock cannot be converted into Common Stock and desire to enter into this Agreement in order to agree to certain matters relating to the conversion by the Holder of the Shares and any additional shares of Non-Voting Common Stock acquired by the Holder after the date of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Conversion Forbearance. Notwithstanding the rights contained in Article IV, Section 4.4(i) of the Certificate, the Holder hereby agrees that Holder and its affiliates will forbear from electing to convert any of the Shares and any additional shares of Non-Voting Common Stock acquired by the Holder after the date of this Agreement from Non-Voting Common Stock into Common Stock until the earlier of (i) May 1, 2014 and (ii) 30 days after the date on which the shares of capital stock of Advanced Inflight Alliance AG, a German stock corporation (“AIA”), cease to be listed on the Regulated Market (General Standard) of the Frankfurt Stock Exchange (the earlier of such dates, the “Outside Date”).

2.	Legal and Factual Restriction. It is the Company’s and the Holder’s mutual understanding that the Holder does not have the right to demand nor the factual ability to convert its Non-Voting Common Stock into Common Stock prior to the Outside Date.

3.	No Further Restriction. For the avoidance of doubt, nothing contained in Sections 1 and 2 shall restrict, preclude or otherwise impair any of the rights of the Holder or its affiliates in any way except with respect to conversion of the Shares and any additional shares of Non-Voting Common Stock acquired by the Holder after the date of this Agreement pursuant to Article IV, Section 4.4(i) of the Certificate prior to the Outside Date, and Holder shall continue to have any and all other rights and privileges under the Certificate, including without limitation, the right to cause a conversion of the Shares or any additional shares of Non-Voting Common Stock acquired by the Holder after the date of this Agreement upon any transfer of such shares in accordance with Article IV, Section 4.4(ii) of the Certificate.

4.	Transfer Agent Instructions. The parties agree that the Company may direct the Transfer Agent not to process any conversion request made by the Holder or any of its affiliates pursuant to Article IV, Section 4.4(i) of the Certificate to the extent, but only to the extent, necessary to enforce the agreements contained in Section 1 of this Agreement. For the avoidance of doubt, no such instructions shall prevent any conversion of the Shares or any additional shares of Non-Voting Common Stock acquired by the Holder after the date of this Agreement by Holder or any of its affiliates following the Outside Date.

5.	Amendment; Waiver. Any term hereof may be amended or waived only with the prior written consent of both the Company and the Holder. Any amendment or waiver effected in accordance with this Section 5 shall be binding upon the Company and the Holder and each of their respective successors and assigns.

6.	Severability. If one or more of the provisions of this Agreement are held to be unenforceable under applicable law, then such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.	Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

8.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

9.	Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Except as expressly provided herein, nothing in this Agreement is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are hereby superseded.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the date first written above.

GLOBAL EAGLE ENTERTAINMENT INC.

By:	/s/ Michael Pigott
Name:	Michael Pigott
Title:	Vice-President, Legal Affairs

SIGNATURE PAGE TO CONVERSION AGREEMENT

PAR INVESTMENT PARTNERS, L.P.

By:	PAR Group, L.P., its general partner

By:	PAR Capital Management, Inc., its general partner

By:	/s/ Steven M. Smith
Name:	Steven M. Smith
Title:	Chief Operating Officer and General Counsel

SIGNATURE PAGE TO CONVERSION AGREEMENT